Capital World Bond Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

September 30, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$300,822
Class B	$6,529
Class C	$26,327
Class F1	$50,943
Class F2	$20,935
Total	$405,556
Class 529-A	$12,351
Class 529-B	$593
Class 529-C	$4,949
Class 529-E	$619
Class 529-F1	$1,168
Class R-1	$666
Class R-2	$5,635
Class R-3	$7,045
Class R-4	$4,516
Class R-5	$6,377
Class R-6	$11,091
Total	$55,010

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.8170
Class B	$0.6498
Class C	$0.6531
Class F1	$0.8136
Class F2	$0.8672
Class 529-A	$0.8050
Class 529-B	$0.6300
Class 529-C	$0.6416
Class 529-E	$0.7478
Class 529-F1	$0.8479
Class R-1	$0.6525
Class R-2	$0.6582
Class R-3	$0.7478
Class R-4	$0.8154
Class R-5	$0.8773
Class R-6	$0.8878

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	384,259
Class B	9,143
Class C	40,686
Class F1	64,988
Class F2	25,639
Total	524,715
Class 529-A	16,779
Class 529-B	901
Class 529-C	8,242
Class 529-E	894
Class 529-F1	1,499
Class R-1	1,024
Class R-2	9,089
Class R-3	9,883
Class R-4	5,733
Class R-5	8,476
Class R-6	13,643
Total	76,163

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.48
Class B	$20.35
Class C	$20.21
Class F1	$20.37
Class F2	$20.45
Class 529-A	$20.53
Class 529-B	$20.41
Class 529-C	$20.35
Class 529-E	$20.42
Class 529-F1	$20.42
Class R-1	$20.33
Class R-2	$20.33
Class R-3	$20.45
Class R-4	$20.46
Class R-5	$20.49
Class R-6	$20.48